STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, being made this 30 day of November, 1996 same by and between DYNAMICWEB ENTERPRISES, INC., a New Jersey corporation whose main address is 1033 Route 46 East, Suite A-102, Clifton, New Jersey 07013 (hereinafter referred to as "DWEB"); and SOFTWARE ASSOCIATES, INC., a New Jersey corporation, whose main address 271 Route 46 West, Suite F-110, Fairfield, New Jersey 07004 hereinafter referred to as "SOFTWARE"); and the Shareholders of Software Associates, Inc. as listed on Exhibit "A" attached hereto (hereinafter referred to as "SOFTWARE Shareholders").

     1.   Recitals.

     SOFTWARE Shareholders are the owners of all of the issued and outstanding shares of the capital stock of SOFTWARE ("the SOFTWARE Shares "). DWEB wishes to purchase from SOFTWARE Shareholders, and SOFTWARE Shareholders wish to sell to DWEB, the SOFTWARE Shares upon the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as hereinafter set forth.

     2.   Sale and Purchase of Stock.

     SOFTWARE Shareholders hereby agree to sell, assign, transfer and deliver and do hereby sell, assign, transfer and deliver to DWEB, and DWEB agrees to purchase, acquire and accept from SOFTWARE Shareholders, and does hereby purchase, acquire and accept from SOFTWARE Shareholders, upon the terms and conditions set forth in this Agreement, complete, absolute and unencumbered right, title and interest in and to the SOFTWARE Shares.

     3.   Consideration.

     The entire consideration to be paid to SOFTWARE Shareholders in exchange for the sale, transfer, assignment and delivery of the SOFTWARE Shares as set forth in Section 2 above is Eight Hundred Sixty Thousand (860,000) common shares of the authorized but unissued capital stock of DWEB ("Purchase Price"). In the event the said stock of DWEB does not have the trading price of an average of $3.375 (an average of the previous five trading days closing bid prices) per share, by January 30, 1999, then additional shares of DWEB stock will be issued by DWEB to equal the difference (with a maximum of 2,000,000 shares).
     4.    Payment for Shares.

     As soon as practical after the execution and delivery of this Agreement, DWEB shall deliver to SOFTWARE Shareholders, for investment purposes only, in accordance with written instructions from such shareholders, Eight Hundred Sixty Thousand (860,000) common shares of the authorized but unissued capital stock of DWEB.

     5.   Representations and Warranties of DWEB.

     DWEB represents and warrants to SOFTWARE as follows:

     5.1 Organization and Qualification. DWEB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being conducted. DWEB is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

     5.2 Capitalization. The authorized capital stock of DWEB consists of 50,000,000 Shares, $.0001 par value per share. As of the execution of this Agreement there will be approximately 6,498,511 Shares validly issued, fully paid and nonassessable. There are no Warrants outstanding. Except for the obligation of DWEB to issue Shares hereunder, there are no other options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating DWEB to issue shares of its capital stock.

     5.3 Authority Relative to this Agreement. DWEB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of DWEB and, no other corporate proceedings on the part of DWEB are necessary to authorize this transaction and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DWEB and, assuming this Agreement constitutes a valid and binding obligation of SOFTWARE Shareholders and SOFTWARE, this Agreement constitutes a valid and binding agreement of DWEB, enforceable against DWEB in accordance with its terms. DWEB is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on DWEB.

     5.4 Validity of Shares. The issuance and delivery by DWEB of the DWEB Common Stock in connection with this Agreement has been duly and validly authorized by all necessary corporate action on the part of DWEB. The shares of DWEB Common Stock to be issued to SOFTWARE Shareholders will, when issued, be validly issued, fully paid and nonassessable.

     5.5 Lock-Up. Ken Konikowski, a SOFTWARE Shareholder will own beneficially approximately 860,000 Shares of DWEB common stock outstanding. DWEB will obtain a Lock-Up Agreement restricting 750,000 of such of Mr. Konikowski's shares for a period of two years from the date of Closing without the prior written approval of the Company. Mr. Konikowski's shares will bear an additional legend stating that they are restricted pursuant to the terms of this Agreement.

     5.6 1934 Act Filings. DWEB at the time of Closing will be current in all of the 1934 Securities Act filings due as of the date of this Agreement, which filings do not contain any material misstatements of fact or omissions to state material facts.

     5.7 Employment Agreement DWEB represents and warrants that Ken Konikowski shall be given a five year employment contract as an Executive Vice President of DWEB, as well be appointed a Director of DWEB. He will report directly to Steven Vanechanos, Jr., President of DWEB. The terms and conditions of his employment are set forth in an Employment Contract attached hereto as Schedule B.

     5.8 Relocation. DWEB represents and warrants that DWEB will continue to lease the SOFTWARE office space in Fairfield Commons from Ken Konikowski under the same terms and conditions that currently apply, initially for a period not to exceed five years, and will relocate its offices to Fairfield Commons, Fairfield, New Jersey.

     5.9 Software Employees. DWEB represents and warrants that it will retain all SOFTWARE employees for at least 12 months subject to Ken Konikowski's written consent, and certain reasonable performance criteria.

     5.10 Reservation of DWEB Stock for SOFTWARE employees. DWEB represents and warrants that it will make available up to an additional 25,000 shares of DWEB restricted common stock for Ken
Konikowski to award to key employees. The stock will vest over the next 12 months.

     6. Representations and Warranties of SOFTWARE Shareholders and SOFTWARE.

     SOFTWARE Shareholders and SOFTWARE, jointly and severally, represent and warrant as follows:
     6.1 Organization and Qualification. SOFTWARE is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being conducted. SOFTWARE is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

     6.2 Capitalization. The authorized capital stock of SOFTWARE consists of 2,500 shares of common stock, no par value, of which 2,500 shares have been or will be issued and outstanding and or reserved prior to Closing. There are no Options, Warrants or other rights, agreements or commitments (contingent or otherwise) obligating SOFTWARE to issue additional shares of its capital stock.

     6.3 Authority Relative to this Agreement. SOFTWARE has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Agreements contemplated hereby have been duly authorized by the Board of Directors of SOFTWARE and the SOFTWARE Shareholders and, no other corporate proceedings on the part of SOFTWARE are necessary to authorize this Agreement and the Agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by SOFTWARE and, assuming this Agreement constitutes a valid and binding obligation of DWEB, this Agreement constitutes a valid and binding agreement of SOFTWARE and the SOFTWARE Shareholders, enforceable against them, respectively in accordance with its terms. SOFTWARE is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on SOFTWARE.

     6.4 Financial Statements and Reports. A prerequisite of this transaction shall be proof to the satisfaction of DWEB that SOFTWARE can and will obtain a minimum of two years certified financials of SOFTWARE within sixty days of the Closing prepared in accordance with the Rules and Regulations of the United States Securities and Exchange Commission ("SEC").

     6.5 Lawsuits and Claims. There is no action, at law or in equity, arbitration, proceeding, claim, governmental proceeding or investigation pending or, to the best of SOFTWARE's knowledge after reasonable investigation, threatened against SOFTWARE or against any business or assets of SOFTWARE. SOFTWARE is not in default with respect to any decree, injunction or other order of any court or governmental authority.

     6.6 Taxes. SOFTWARE has filed all United States income tax and information returns and all state and local tax returns (collectively referred to herein as "Tax Returns") which are required to be filed and has paid, or made provision for the payment of, all taxes (including, without limitation, all federal, state or local income, property, sales, use, excise, franchise, employment, withholding or similar taxes and all interest, additions and penalties thereon or with respect thereto ("taxes") which have or may have become due pursuant to said returns, pursuant to any assessment received by SOFTWARE, or otherwise payable pursuant to applicable law.

     6.7 Liabilities. As of Closing, SOFTWARE will have no more than $58,000 of liabilities of any nature, whether accrued, absolute, contingent or otherwise, existing or which may hereafter arise out of any transaction, event or occurrence heretofore entered into or out of any act or failure to act on the part of SOFTWARE or any of its employees.

     6.8 Assets of SOFTWARE. SOFTWARE and the SOFTWARE Shareholders represent and warrant that at the time of Closing SOFTWARE will have full right, title and ownership to the assets set forth on the unaudited balance sheet and financial statements as of October 31, 1996 (Acquisition Balance Sheet), all of which assets will remain the property of SOFTWARE at the time of Closing.

     6.10  Investment Representation.    The Shares being acquired
by SOFTWARE Shareholders hereunder are being acquired for investment purposes only and not with a view towards resale or redistribution and that no person or entity has any beneficial interests in such shares except the SOFTWARE Shareholders. The Shares being acquired have not been registered under the Securities Act of 1933 as amended and SOFTWARE Shareholders acknowledge and agree that they may not sell, offer, transfer, hypothecate or convey such shares except pursuant to a registration statement pursuant to the Act or an exemption therefrom. Such shares shall be issued with the following legend and shall be subject to a stock transfer order delivered by the Company to the transfer agent, such legend to be as follows:

     "The certificate and the shares represented hereby have not been registered under the Securities Act of 1933 as amended (the "1933 Act") and may not be sold or transferred except such registration or in reliance upon exemption from registration under the 1933 Act and the rules and regulations promulgated thereunder."

     6.11 Resignations. Simultaneously with the Closing, the officers and directors of SOFTWARE will resign in favor of management of DWEB.

     7.   Deliveries.

     As soon as practical after the execution of the Agreement:

     7.1  DWEB shall deliver and hereby delivers to the SOFTWARE
Shareholders certificates representing 860,000 shares of its authorized and unissued common stock registered in accordance with the written instructions from the SOFTWARE Shareholders.

     7.2 The SOFTWARE Shareholders shall deliver to DWEB certificates representing all of the issued and outstanding capital stock of SOFTWARE, with stock powers duly endorsed in blank.

     7.3 Ken Konikowski, as set forth in Section 5.5 above, shall execute and deliver Lock-Up Agreement respecting approximately
750,000 shares of common stock, which shares shall be held by a mutually agreeable Escrow Agent.

     8.   Miscellaneous.

     8.1 Reciprocal Indemnifications. The parties hereby agree to indemnify each other for any damages sustained by the other party due to any material breach or misrepresentation involved in this Agreement.

     8.2 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party.

     8.3 Governing Law - Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Jersey.

     8.4 Notice. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person or deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, as follows:

     If to DWEB delivered or addressed to:

     Steven Vanechanos, Jr., President
     DynamicWeb Enterprises, Inc.
     1033 Route 46 East, Suite A-102
     Clifton, New Jersey 07013

     and with copies to:

     William N. Levy, Esq.
     Levy & Levy, P.A.
     Plaza 1000, Suite 309
     Voorhees, New Jersey 08043

     If to SOFTWARE or the SOFTWARE Shareholders delivered or addressed to:

     Ken Konikowski, President
     Software Associates, Inc.
     271 Route 46 West, Suite F-110
     Fairfield, New Jersey 07004


or to such other address or addresses as may be specified from time to time by said party by like notice.

     8.4(a) Section Heading. Section headings as to the contents of particular sections and subsections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or subsections to which they refer.

     8.5 Entire Agreement. This Agreement and the Exhibits, Schedules and Attachments hereto and other agreements and documents referenced herein constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

     8.6 Waivers - Amendments. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof or may be amended or modified in whole or in part at any time by an agreement in writing, executed in the same manner as this Agreement.

     8.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy whereupon the document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     8.8  Closing.  The Closing shall take place on or about
November 30, 1996 or as soon thereafter as practicable.

     IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the day and year first above written.

                         DYNAMICWEB ENTERPRISES, INC.

                         By:  /s/Steven L. Vanechanos
                              Steven L. Vanechanos, President


                         SOFTWARE ASSOCIATES, INC.


                         By:  /s/Ken Konikowski
                              Ken Konikowski, President

AGREED AND CONSENTED TO:


/s/Ken Konikowski
Ken Konikowski, Individually


SHAREHOLDERS OF SOFTWARE ASSOCIATES, INC.


/s/Ken Konikowski
Ken Konikowski


dynamic\softwar2.agr